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                                                                    Exhibit 10.2

                           CHANGE IN CONTROL AGREEMENT


         THIS AGREEMENT, made as of the 15th day of March 1999, by and between Bowater Incorporated, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South Carolina 29601 (the "Corporation"), and James
T. Wright of 212 McIver Street, Greenville, South Carolina 29601 (the "Executive").

         WHEREAS, the Corporation considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

         WHEREAS, the uncertainty attendant to a change in control of the Corporation may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders; and

         WHEREAS, the Board of Directors of the Corporation (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including Executive, to their assigned duties in the event of a change in control of the Corporation.

         NOW THEREFORE, it is hereby agreed as follows:

1.       DEFINITIONS

         The following terms when used herein shall have the meanings assigned to them below. Whenever applicable throughout this Agreement, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural.

         (a) "Acquiring Person" means the Beneficial Owner, directly or indirectly, of Common Stock representing 20% or more of the combined voting power of the Corporation's then outstanding securities, not including (except as provided in Clause (i) of the next sentence) securities of such Beneficial Owner acquired pursuant to an agreement allowing the acquisition of up to and including 50% of such voting power approved by two-thirds of the



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                  members of the Board who are Board members before the Person becomes Beneficial Owner, directly or indirectly, of Common Stock representing 5% or more of the combined voting power of the Corporation's then outstanding securities. Notwithstanding the foregoing, (i) securities acquired pursuant to an agreement described in the preceding sentence will be included in determining whether a Beneficial Owner is an Acquiring Person if, subsequent to the approved acquisition, the Beneficial Owner acquires 5% or more of such voting power other than pursuant to such an agreement so approved and (ii) a Person shall not be an Acquiring Person if such Person is eligible to and files a Schedule 13G with respect to such Person's status as a Beneficial Owner of all Common Stock of the Corporation of which the Person is a Beneficial Owner.

         (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 (the "Act").

         (c) A "Beneficial Owner" of Common Stock means (i) a Person who beneficially owns such Common Stock, directly or indirectly, or (ii) a Person who has the right to acquire such Common Stock (whether such right is exercisable immediately or only with the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise.

         (d) "Cause" shall mean and be limited to the Executive's gross negligence, willful misconduct or conviction of a felony, which negligence, misconduct or conviction has a demonstrable and material adverse effect upon the Corporation, provided that, to the extent that the Corporation contends that Cause exists by virtue of Executive's gross negligence or willful misconduct, and such gross negligence or willful misconduct is capable of being cured, the Corporation shall have given the Executive written notice of the alleged negligence or misconduct and the Executive shall have failed to cure such negligence or misconduct within thirty (30) days after his receipt of such notice. The Executive shall be deemed to have been terminated for Cause effective upon the effective date stated in a written notice of such termination delivered by the Corporation to the Executive (which notice shall not be delivered before the end of the thirty (30) day period described in the preceding sentence, if applicable) and accompanied by a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, with his counsel present, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct constituting Cause hereunder and setting



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                  forth in reasonable detail the facts and circumstances claimed to provide

                  the basis for the Executive's termination, provided that the effective date shall not be less than thirty (30) days from the date such notice is given.

         (e)      "Change in Control" shall be deemed to have occurred upon:

                  (i)      The date that any Person is or becomes an Acquiring
                           Person.

                  (ii) The date that the Corporation's shareholders approve a merger, consolidation or reorganization of the Corporation with another corporation or other Person, unless, immediately following such merger, consolidation or reorganization, (A) at least 50% of the combined voting power of the outstanding securities of the resulting entity would be held in the aggregate by the shareholders of the Corporation as of the record date for such approval (provided that securities held by any individual or entity that is an Acquiring Person, or who would be an Acquiring Person if 5% were substituted for 20% in the definition of such term, shall not be counted as securities held by the shareholders of the Corporation, but shall be counted as outstanding securities for purposes of this determination), or
                           (B) at least 50% of the board of directors or similar body of the resulting entity are Continuing Directors.

                  (iii) The date the Corporation sells or otherwise transfers all or substantially all of its assets to another corporation or other Person, unless, immediately after such sale or transfer, (A) at least 50% of the combined voting power of the then-outstanding securities of the resulting entity immediately following such transaction is held in the aggregate by the Corporation's shareholders as determined immediately prior to such transaction (provided that securities held by any individual or entity that is an Acquiring Person, or who would be an Acquiring Person if 5% were substituted for 20% in the definition of such term, shall not be counted as securities held by the shareholders of the Corporation, but shall be counted as outstanding securities for purposes of this determination), or
                           (B) at least 50% of the board of directors or similar body of the resulting entity are Continuing Directors.

                  (iv) The date on which less than 50% of the total membership of the Board consists of Continuing Directors.

         (f) "Commencement Date" shall mean the date of this Agreement, which shall be the beginning date of the term of this Agreement.


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         (g)      "Continuing Directors" shall mean any member of the Board who
                  (i) was a member of the Board prior to the date of the event that would constitute a Change in Control, and any successor of a Continuing Director while such successor is a member of the Board, (ii) is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person, and (iii) is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

         (h) "Disability" shall mean the Executive's total and permanent disability as defined in the Corporation's long term disability insurance policy covering the Executive immediately prior to the Change in Control.

         (i) "Exchange Act" shall mean the Securities Exchange Act of 1934 as amended.

         (j)      "Good Reason" shall mean:

                  (i) an adverse change in the Executive's status, duties or responsibilities as an executive of the Corporation as in effect immediately prior to the Change in Control, provided that the Executive shall have given the Corporation written notice of the alleged adverse change and the Corporation shall have failed to cure such change within thirty (30) days after its receipt of such notice;

                  (ii) failure of the Corporation to pay or provide the Executive in a timely fashion the salary or benefits to which he is entitled under any Employment Agreement between the Corporation and the Executive in effect on the date of the Change in Control, or under any benefit plans or policies in which the Executive was participating at the time of the Change in Control (including, without limitation, any incentive, bonus, stock option, restricted stock, health, accident, disability, life insurance, thrift, vacation pay, deferred compensation and retirement plans or policies);

                  (iii) the reduction of the Executive's salary as in effect on the date of the Change in Control;

                  (iv) the taking of any action by the Corporation (including the elimination of a plan without providing substitutes therefor, the reduction of the Executive's awards thereunder or failure to continue the Executive's participation therein) that would substantially diminish the aggregate projected value of the Executive's awards or benefits under the Corporation's benefit plans or policies described in
                           Section 1(j)(ii) in which the Executive was participating at the time of the Change in Control;


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                  (v)      a failure by the Corporation to obtain from any
                           successor the assent to this Agreement contemplated by Section 5 hereof; or

                  (vi) the relocation of the principal office at which the Executive is to perform his services on behalf of the Corporation to a location more than thirty-five (35) miles from its location immediately prior to the Change in Control or a substantial increase in the Executive's business travel obligations subsequent to the Change in Control.

                  Any circumstance described in this Section 1(j) shall constitute Good Reason even if such circumstance would not constitute a breach by the Corporation of the terms of the Employment Agreement between the Corporation and the Executive in effect on the date of the Change in Control. The Executive shall be deemed to have terminated his employment for Good Reason effective upon the effective date stated in a written notice of such termination given by him to the Corporation (which notice shall not be given, in circumstances described in Section 1(j)(i), before the end of the thirty (30) day period described therein) setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination, provided that the effective date may not precede, nor be more than sixty (60) days from, the date such notice is given. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

         (k) "Normal Retirement Date" shall have the meaning given to such term in the Corporation's basic qualified pension plan in which the Executive is a participant as in effect on the date hereof or any successor or substitute plan adopted prior to a Change in Control.

         (l) "Person" means any individual, firm, corporation, partnership, trust or other entity.


 2.      TERM OF AGREEMENT

         (a) The term of this Agreement shall initially be for the period beginning on the Commencement Date and ending on the day before the third anniversary of the Commencement Date. The term of this Agreement shall automatically be extended on the first anniversary of the Commencement Date until the day before the fourth anniversary of the Commencement Date without further action by the parties, and shall be automatically extended by an additional year on each succeeding anniversary of the Commencement Date, unless either the Corporation or the Executive shall have served notice upon the other party prior to such anniversary of its or his intention either that the term of this Agreement shall not be extended, or that the Executive's Employment Agreement is terminated, provided, however, that if a Change in Control of the Corporation shall occur


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                  during the term of this Agreement, this Agreement shall
                  continue in effect until it expires in accordance with the foregoing, but in any event for a period of not less than three (3) years from the date of the Change in Control.

          (b) Notwithstanding Section 2(a), the term of this Agreement shall end upon the termination of the Executive's employment if, prior to a Change in Control of the Corporation, the Executive's employment with the Corporation shall have terminated under the provisions of any Employment Agreement between the Corporation and the Executive then in effect.

3.       COMPENSATION UPON CHANGE IN CONTROL FOLLOWED BY A TERMINATION

         If a Change in Control of the Corporation shall have occurred and, thereafter and during the term of this Agreement, the Executive's employment by the Corporation is terminated for any reason other than his death, his Disability, his retirement on his Normal Retirement Date, by the Corporation for Cause, or by the Executive without Good Reason, the Executive shall be under no further obligation to perform services for the Corporation and shall be entitled to receive the following payments:

          (a) The Corporation shall pay to the Executive his full base salary through the effective date of the termination within five (5) business days thereafter and all benefits and awards (including both the cash and stock components) to which the Executive is entitled under any benefit plans or policies in which the Executive was a participant prior to the Change in Control (or, if more favorable, at the effective date of termination), at the time such payments are due pursuant to the terms of such benefit plans or policies as in effect immediately prior to the Change in Control (or, if more favorable, at the effective date of termination).

           (b) At the election of the Executive, in addition to the entitlements set forth in Section 3(a) but in lieu of any payment to the Executive of any salary or severance payments or benefits to which the Executive would be entitled under the provisions of any Employment Agreement between the Corporation and the Executive then in effect (if any), the Corporation shall pay to the Executive, in a lump sum not later than ten
                  (10) business days following the effective date of the termination:

                  (i) an amount equal to three (3) times the Executive's annual base salary on the effective date of the termination or, if higher, immediately prior to the Change in Control;

                  (ii) an amount equal to three (3) times the greater of (x) the highest amount of the actual bonus awarded to the Executive in the five (5) fiscal years immediately preceding the year in which the Change in Control occurred and (y) an amount equal to the amount the Executive would have been


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                           awarded under the Corporation's bonus plan in effect
                           immediately prior to the Change in Control for the fiscal year in which the Change in Control occurred had the Executive continued to render services to the Corporation at the same level of performance, at the same level of salary, and in the same position as immediately prior to the Change in Control;

                  (iii) an amount equal to three (3) times the greater of (x) the largest annual contribution made by the Corporation to the Corporation's Savings Plan on the Executive's behalf during the five (5) fiscal years immediately preceding the year in which the Change in Control occurred and (y) an amount equal to the contribution the Corporation would have made to said Plan on the Executive's behalf for the fiscal year in which the Change in Control occurred had he participated in said Plan for the entire fiscal year, received a base salary equal to the salary he was receiving immediately prior to the Change in Control and had he elected to contribute to the Plan the same percentage of his base salary as he was contributing on said date;

                  (iv) an amount equal to thirty percent (30%) of the Executive's annual base salary on the effective date of the termination or, if higher, immediately prior to the Change in Control (as compensation for medical, life insurance and other benefits lost as a result of termination of the Executive's employment); and

                  (v) For each full or partial month in the period beginning on January 1st of the year in which the date of the termination occurs and ending on the date of the termination, one-twelfth of the greater of (x) the highest amount of the actual bonus awarded to the Executive in the five (5) fiscal years immediately preceding the year in which the Change in Control occurred and (y) an amount equal to the amount the Executive would have been awarded under the Corporation's annual bonus plan in effect immediately prior to the Change in Control for the fiscal year in which the Change in Control occurred had the Executive continued to render services to the Corporation at the same level of performance, at the same level of salary, and in the same position as immediately prior to the Change in Control.

                  (vi) If a payment may be increased by reference to an alternate calculation which cannot be made by the time the payment is due, payment of the lesser, known amount shall be made when due, and if any additional amount becomes due, such additional amount shall be paid within ten (10) days after the information upon which calculation of such payment is dependent first becomes available.

                           The amount of all payments due to the Executive pursuant to this Section 3(b) shall be reduced by 1/36 for each full calendar month by which the date which is three (3) years from the effective date of the Executive's


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                                      -8-

                           termination extends beyond the Executive's Normal Retirement Date.

                           Upon entering into this Agreement and for a period of fourteen (14) days following each anniversary of the date hereof (the "Election Period"), the Executive may, in writing, direct the Corporation to pay any amounts to which he is entitled under this Section 3(b) in equal annual installments (not to exceed ten
                           (10) annual installments), with the first such installment payable within ten (10) business days of the effective date of the termination and each successive installment payable on the anniversary of the effective date of the termination or the next following business day if such date is not a business day (the "Deferred Payment Election"). A Deferred Payment Election, once made, cannot be revoked except during an Election Period; provided, however, no Deferred Payment Election can be made or revoked by the Executive during an Election Period that occurs after a Change in Control or at a time when, in the judgment of the Corporation, a Change in Control may occur within sixty (60) days of such Election Period.

                  (c) The Corporation shall pay or provide to the Executive or his surviving spouse or children, as the case may be, such amounts and benefits as may be required so that the pension and other post-retirement benefits paid or made available to the Executive, his surviving spouse, and his children are equal to those, if any, which would have been paid under the Corporation's Basic and Supplemental Pension (Benefit) Plans in effect immediately prior to the Change in Control, assuming the Executive continued in the employ of the Corporation at the same compensation until the third anniversary of the effective date of the termination of the Executive's employment or until his Normal Retirement Date, whichever is earlier. Notwithstanding any conflicting restrictions in the Plans or the fact of the termination of the Executive's employment, until the Executive's Normal Retirement Date, the Executive or his surviving spouse and his children shall maintain a continuing right to receive the pension and other benefits under the above Plans with payments to begin upon retirement and to elect an imputed retirement on the Executive's 50th birthdate or any of his birthdates thereafter until his Normal Retirement Date, such election to be made by so notifying the Corporation within one (1) year after termination of his employment.

                  (d) The Corporation shall pay for or provide the Executive individual out-placement assistance as offered by a member firm of the Association of Out-Placement Consulting Firms.

                  (e) If any payment or benefit to or for the benefit of the Executive in connection with a Change in Control of the Corporation or termination of the Executive's employment following a Change in Control of the


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                           Corporation (whether pursuant to the terms of this
                           Agreement, or any other plan or arrangement or agreement with the Corporation, any Person whose actions result in a Change in Control of the Corporation or any Affiliate or Associate of the Corporation or any such Person) is subject to the Excise Tax (as hereinafter defined), the Corporation shall pay to the Executive an additional amount such that the total amount of all such payments and benefits (including payments made pursuant to this Section 3(e) net of the Excise Tax and all other applicable federal, state and local taxes) shall equal the total amount of all such payments and benefits to which the Executive would have been entitled, but for this Section 3(e), net of all applicable federal, state and local taxes except the Excise Tax. For purposes of this Section 3(e), the term "Excise Tax" shall mean the tax imposed by
                           Section 4999 of the Internal Revenue Code of 1986 (the "Code") and any similar tax that may hereafter be imposed.

                           The amount of the payment to the Executive under this
                           Section 3(e) shall be estimated by a nationally recognized firm of certified public accountants, which firm may not have provided services to the Corporation or any Affiliate of the Corporation within the previous three years and shall not provide services thereto in the following three years, based upon the following assumptions:

                  (i) all payments and benefits to or for the benefit of the Executive in connection with a Change in Control of the Corporation or termination of the Executive's employment following a Change in Control of the Corporation shall be deemed to be "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" shall be deemed to be subject to the Excise Tax except to the extent that, in the opinion of tax counsel selected by the firm of certified public accountants charged with estimating the payment to the Executive under this Section 3(e), such payments or benefits are not subject to the Excise Tax; and

                  (ii) the Executive shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.

                  The estimated amount of the payment due the Executive pursuant to this Section 3(e) shall be paid to the Executive in a lump sum not later than thirty (30) business days following the effective date of the termination. In the event that the amount of the estimated payment is less than the amount actually due to the Executive under this Section 3(e), the amount of any such shortfall shall be paid to the Executive within ten (10) days after the existence of the shortfall is discovered.

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                  (f) The Executive shall not be required to mitigate the amount of any payment provided in this Section 3, nor shall any payment or benefit provided for in this Section 3 be offset by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by the Executive to the Corporation, or otherwise.

                  (g) If any payment to the Executive required by this Section 3 is not made within the time for such payment specified herein, the Corporation shall pay to the Executive interest on such payment at the legal rate payable from time to time upon judgments in the State of Delaware from the date such payment is payable under terms hereof until paid.


         4.       EXECUTIVE'S EXPENSES

                  The Corporation shall pay or reimburse the Executive for all costs, including reasonable attorney's fees and expenses of either litigation or arbitration, incurred by the Executive in contesting or disputing any termination of his employment following a Change in Control or in seeking to obtain or enforce any right or benefit provided by this Agreement.


          5.      BINDING AGREEMENT

                  This Agreement shall inure to the benefit of and be enforceable by the Executive, his heirs, executors, administrators, successors and assigns. This Agreement shall be binding upon the Corporation, its successors and assigns. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation expressly to assume and agree to perform this Agreement in accordance with its terms. The Corporation shall obtain such assumption and agreement prior to the effectiveness of any such succession.


         6.       NOTICE

                  Any notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed, by certified or registered mail, return receipt requested, postage prepaid addressed to the respective addresses set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. All notices to the


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                  Corporation shall be addressed to the attention of the Board with a copy to each of the General Counsel, the Vice President-Human Resources and the Secretary of the Corporation.

         7.       AMENDMENTS; WAIVERS

                  No provision of this Agreement may be modified, waived or discharged except in a writing specifically referring to such provision and signed by the party against which enforcement of such modification, waiver or discharge is sought. No waiver by either party hereto of the breach of any condition or provision of this Agreement shall be deemed a waiver of any other condition or provision at the same or any other time.


          8.      GOVERNING LAW

                  The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Delaware.


          9.      VALIDITY

                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


          10.     ARBITRATION

                  If the Executive so elects, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the city nearest to the Executive's principal residence (or, at the Executive's election, in the city within the state in which the Executive's principal residence is located nearest to such principal residence) which has an office of the American Arbitration Association by one arbitrator in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Corporation hereby waives its right to contest the personal jurisdiction or venue of any court, federal or state, in an action brought to enforce this Agreement or any award of an arbitrator hereunder which action is brought in the jurisdiction in which such arbitration was conducted, or, if no arbitration was elected, in which arbitration could have been conducted pursuant to this provision.

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          11.     COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


BOWATER INCORPORATED


By /s/ Arnold M. Nemirow                           /s/ James T. Wright
   ---------------------------------------         -----------------------------
       Arnold M. Nemirow                               James T. Wright
Its: Chairman, Chief Executive Officer and
     President